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                        CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors
CenterState Banks of Florida, Inc.
   and subsidiaries
Winter Haven, Florida



We consent to the inclusion of our report dated February 9, 2001, with respect to the consolidated financial statements of CenterState Banks of Florida, Inc. and subsidiaries as of and for the years ended December 31, 2000 and 1999, in the Company's annual report on Form 10-KSB.




Orlando, Florida
March 23, 2001